Exhibit 99.1

CONTACT:	William George	675 Bering Drive, Suite 400
	Chief Financial Officer	Houston, Texas 77057
	713-830-9600	713-830-9600
713-830-9696

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS ANNOUNCES CHIEF OPERATING OFFICER APPOINTMENT

Houston, Texas – December 11, 2020 – Comfort Systems USA, Inc. (NYSE:FIX), a leading provider of commercial, industrial and institutional heating, ventilation, air conditioning and electrical contracting services, today announced the transition of Trent T. McKenna from his current role as Senior Vice President and Vice President – Region 4 to Chief Operating Officer, effective January 1, 2021.

Brian Lane, President and CEO of the Company, commented, “I’m thrilled to congratulate Trent on his new role. Trent is an ideal fit to be COO, as he is a proven leader whose contributions over the past sixteen years have been invaluable to the growth of Comfort Systems – from both a business and cultural perspective. In addition to his impressive track record of strategic planning, innovation, compliance, risk management, and operations, Trent brings a passion to his work that inspires and motivates our team to continue to grow and improve the business.”

“I am honored to move into this new role at Comfort Systems and am thrilled to work alongside our CEO and the rest of our very talented team to ensure we continue to be the leading building and service provider for mechanical, electrical and plumbing systems in the locations we serve. I look forward to leveraging my prior experience at Comfort Systems in risk management, construction technology, operations, and enterprise strategy to unlock further value for all of our stakeholders,” said Mr. McKenna.

Mr. McKenna has served as our Senior Vice President and Vice President – Region 4 since January 2019. He previously served in various roles at the Company since 2004, including as the Senior Vice President, General Counsel and Secretary. During his tenure the company has grown from 59 locations with 5,863 employees and approximately $820 million annual revenue to now having approximately 12,000 employees located in 112 cities throughout the United States with revenue of more than $2.6 billion in 2019. From February 1999 to August 2004, Mr. McKenna was a practicing attorney in the area of complex commercial litigation in the Houston, Texas office of Akin Gump Strauss Hauer & Feld LLP, an international law firm. Mr. McKenna earned a Bachelor of Arts degree in English from Brigham Young University and his J.D. from Duke University School of Law.

Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 137 locations in 112 cities around the nation. For more information, visit the Company’s website at www.comfortsystemsusa.com.